Exhibit 7

Directors and Executive Officers of the Reporting Persons

The name and present principal occupation of each director and executive officer of Charter Parent is set forth below. Unless otherwise noted, the business address for each person listed below is c/o Charter Communications, Inc., 400 Washington Blvd., Stamford, Connecticut 06902. All executive officers and directors listed are United States citizens.

Name and Business Address (if applicable)	Principal Occupation and Principal Business (if applicable)
Charter Communications, Inc.
Christopher L. Winfrey	President and Chief Executive Officer, Director
Richard J. DiGeronimo	President, Product and Technology
Jessica M. Fischer	Chief Financial Officer
Jamal H. Haughton	Executive Vice President, General Counsel and Corporate Secretary
Kevin D. Howard	Executive Vice President, Chief Accounting Officer and Controller
R. Adam Ray	Executive Vice President, Chief Commercial Officer
Eric L. Zinterhofer	Non-Executive Chairman of the Board
W. Lance Conn	Director
Kim C. Goodman	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Steven A. Miron	Director
Balan Nair	Director
Michael A. Newhouse	Director
Martin E. Patterson	Director
Mauricio Ramos	Director
Carolyn J. Slaski	Director
J. David Wargo	Director